EXHIBIT 10.2

CONFIDENTIAL GENERAL RELEASE AND SEPARATION AGREEMENT

This Confidential General Release and Separation Agreement (“Agreement”) is made and entered into by and between Tuesday Morning, Inc., its related and affiliated entities (collectively, “Tuesday Morning”), on the one hand, and Melissa Phillips (“Employee”), on the other, hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Employee has been employed with the Company since April 21, 2014, and, most recently, in the position of President and Chief Operating Officer; and

WHEREAS, Employee’s employment with the Company is terminated effective January 16, 2017 (the “Separation Date”); and

WHEREAS, the Parties desire to settle and compromise any and all claims and differences between them, including, but not limited to, those arising from Employee’s employment with and termination from the Company; and

WHEREAS, the Parties wish to end the employment relationship amicably and to enter into certain covenants below to provide assurances and peace of mind to each Party.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.Employee’s Release of Claims.

(a)

Employee, individually and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES the Company and its parents, subsidiaries, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Company Releasees” and individually as a “Company Releasee”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the United States and Texas Constitutions; the Age Discrimination in Employment Act of 1967 (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended (including the Civil Rights Act of 1991); Sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Amendment Act; the Patient Protection and Affordable Care Act of 2010; the Employee Retirement Income Security Act of 1974, (“ERISA”), as amended; the Occupational Safety and Health Act, as amended; the Worker Adjustment and Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Texas Commission on Human Rights Act; the Texas Payday Act; Section 451.001 of the Texas Workers Compensation Act; the Sabine Pilot doctrine and/or any other claims, including claims in equity or at law -- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Employee and the Company that existed or may have existed prior to, or contemporaneously with, the date Employee executes this Agreement (collectively, the “Employee Released Claim(s)”).  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims (express and implied), wrongful discharge claims, fraud, misrepresentation, defamation, and claims of discrimination, harassment, or retaliation of every possible kind.

(b)

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

(c)

This release specifically excludes: (i) any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement (as defined below); (ii) the right to file administrative charges with certain government agencies; and (iii) any and all contractual and/or statutory rights Employee may have to be indemnified by the Company or any Releasee, by virtue or as a result of Employee’s role as an executive and officer of the of the Company, for acts or omissions occurring during Employee’s employment.  In particular, nothing in this Agreement shall be construed to prohibit Employee from filing a charge with, making a complaint to, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency, or to the Securities Exchange Commission or Internal Revenue Service. Employee agrees to waive the right to receive future monetary recovery directly from Employer, including Employer payments that result from any complaints or charges that Employee files with any governmental agency or that are filed on Employee’s behalf.

(d)

This general release covers both claims that Employee knows about and those that Employee may not know about, except that it does not waive any rights or claims, including claims under the ADEA that may arise after the Effective Date of this Agreement (as defined below).  Employee further represents and warrants that: (i) Employee has been fully and properly paid for all hours worked, (ii) Employee has received all leave to which Employee is entitled in accordance with applicable law; and (iii) Employee has not suffered any on the job injury for which Employee has not already filed a claim.  Employee further acknowledges, agrees and hereby stipulates that: (i) during Employee’s employment with the Company, Employee was allowed to take all leave and afforded all other rights to which Employee was entitled under the Family and Medical Leave Act (“FMLA”); and (ii) the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Employee for exercising (or attempting to exercise) any such rights.

2.Nondisclosure.  Employee and the Company acknowledge and agree that Employee and the Company (which, for purposes of this paragraph, includes the Company’s officers and directors) will keep any discussions leading up to or related to the entering of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that Employee and the Company will not communicate or otherwise disclose such information to any employee of the Company (past, present, or future), or to any member of the general public, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to the Employee’s spouse, tax/financial advisors or legal counsel as long as they agree to keep the information confidential, and that the Company may make such disclosures to its managers, officers, and directors.  If asked about any of such matters, Employee’s response shall be limited to the following or words to this effect: “The Company conducted a restructuring of certain management positions and functions,  and, in the course of that restructuring, the COO position was eliminated. As a result, we mutually agreed that I would resign my position so I could pursue other opportunities.”  For the avoidance of doubt, this paragraphs 2 and 3 are intended to cover, but are not limited to, communications with the media and independent investment research professionals who are working with, or on behalf of, expert networks. In the event of a breach of the confidentiality provisions set forth in this paragraph of the Agreement by Employee, the Company may suspend any payments due under this Agreement pending the outcome of litigation regarding such claimed breach of this Agreement by Employee. The Parties agree that this paragraph is a material inducement to the Parties entering into this Agreement.  Additionally, the Parties agree that a breach of this paragraph by a Party will cause the non-breaching Party irreparable harm and that the non-breaching Party may enforce this paragraph without posting a bond. Nothing in this Agreement is intended to or will be used in any way to limit Employee’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.

3.Non-Disparagement.

(a)

Employee expressly acknowledges, agrees, and covenants that Employee will not make any negative public or private statements, comments, or communications in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of the Company or any other Releasee or which may be considered to be derogatory or detrimental to the name or business reputation of the Company or any other Releasee; provided, however, that the terms of this paragraph shall not apply to communications between Employee and the Employee’s spouse and/or clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.

(b)

The Company expressly acknowledges, agrees, and covenants that neither the Company’s CEO nor any of the member of the Company’s Board of Directors will make any negative public or private statements, comments, or communications in any form, oral, written, or electronic, which in any way could constitute libel or slander of Employee; provided, however, that the terms of this paragraph shall not apply to communications within the Company and/or between the Company and its financial and/or tax advisors, and attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.

(c)

The Parties agree that this paragraph is a material inducement to the Parties entering into this Agreement. Additionally, the Parties agree that a breach of this paragraph by a Party will cause the non-breaching Party irreparable harm and that the non-breaching Party may enforce this paragraph without posting a bond.

4.Consideration.  In exchange for Employee executing and not revoking the general release set forth in this Agreement and other valuable consideration given and received by the Parties, the Parties agree as follows:

(a)

The Company will pay to Employee the gross amount of Two Hundred Seventeen Thousand Eight Hundred Twelve Dollars and no/100 cents ($217,812.00), subject to applicable payroll taxes and withholding (“Separation Payment”). This Separation Payment will be paid on the Company’s regular payroll schedule over a period of six (6) months (“Severance Period”).  The first Separation Payment shall be paid to Employee in the first regularly scheduled payroll period following expiration of the 21 day and 7 day revocation periods, provided Employee has executed and not revoked this Agreement and is otherwise in compliance with this Agreement.

(b)

If, after 90 days following the Separation Date, Employee has not obtained employment or an engagement as an independent contractor on a full-time basis in a position substantially similar to the position Employee held with the Company immediately prior to the Separation Date in terms of responsibility and compensation, the Company will pay to Employee the gross amount of Two Hundred Seventeen Thousand Eight Hundred Twelve Dollars and no/100 cents ($217,812.00), subject to applicable payroll taxes and withholdings (“Extended Separation Payment”).  This Extended Separation Payment will be paid on the Company’s regular payroll schedule over a period of six (6) months (“Extended Severance Period”).  The first Extended Separation Payment shall be paid to Employee on the first regularly scheduled payroll in the month following the last Separation Payment made pursuant to paragraph 4(a) above, provided Employee is otherwise in compliance with this Agreement.

(c)

The Company will pay to Employee the gross sum of Fifteen Thousand Dollars and no/100 ($15,000.00), subject to applicable payroll taxes and withholdings (“Enhanced Severance”), within seven (7) business days of the Effective Date of this Agreement (as defined below), provided Employee has executed and not revoked this Agreement and is otherwise in compliance with this Agreement.

(d)

Provided Employee timely and properly elects continued coverage under the Company’s group health plan pursuant to COBRA following the Separation Date, the Company agrees to pay on Employee’s behalf an amount equal to the amount the Company previously paid as the Company portion of Employee’s monthly premiums for health benefits, until the earliest of (1) the date on which Employee obtains either (i) employment with an employer or (ii) an independent contractor engagement with a service recipient, either of which that offer health benefits to Employee; (2) the expiration of 12 months following the Separation Date; or (3) the date on which Employee is no longer entitled to COBRA continuation coverage under the Company’s group health plan but in no event longer than 12 months; provided, however, that the Company may unilaterally amend this paragraph 4(d) or eliminate the benefit provided thereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or its affiliates (or any of their successors), including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended.

(e)

During the Severance Period and the Extended Severance Period (as applicable), Employee agrees to provide the Company with written notice of her acceptance of any new employment or engagement as an independent contractor not later than five (5) business days after her acceptance of same.  Notice shall be sent to Bridgett Zeterberg, Sr. Vice President and General Counsel, Tuesday Morning, Inc., 6250 LBJ Freeway, Dallas, Texas 75240, email:  bzeterberg@tuesdaymorning.com.

(f)

Employee acknowledges and agrees that the Separation and Extended Separation Payments referenced in paragraphs 4(a), 4(b), 4(c) and 4(d) constitute new and adequate consideration to support the release set forth in this paragraph 1 of this Agreement and fully compensate Employee for the claims Employee is releasing. For purposes of this paragraph, “Consideration” means the payments and benefits set forth in paragraph 4(a), 4(b), 4(c) and 4(d), which are payments and benefits to which Employee is not already entitled.

(g)

Unless already provided, Employee agrees to return to the Company all Company-owned property, equipment and documents (paper and electronic) no later than January 16, 2017, and will not maintain copies of the same in any form, whether tangible or intangible.

5.Non-Solicitation or Hiring.  Employee agrees that Employee shall not, directly or indirectly, for a period of twelve (12) months from the Separation Date, hire, solicit, interfere with, induce or attempt to hire, solicit, interfere with or induce, engage or hire, on behalf of the Employee or any other person or entity, any person who is an employee of the Company or who was employed by the Company within the preceding 12 months.

6.Cooperation.  Employee agrees to cooperate reasonably with the Company in connection with any Company-related matters for which Employee’s involvement or input is requested and, specifically including any attorney or other consultant retained by the Company, pending or future litigation, arbitration, business, or investigatory matter. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee being available for interview by the Company, or any attorney or other consultant retained by the Company, and providing to the Company any documents in Employee’s possession or under Employee’s control. The Company agrees to provide Employee with reasonable notice of the need for assistance when feasible and reimburse Employee for reasonable, agreed-upon expenses (for example, parking, required travel etc.)  incurred in association with such cooperation.

7.Company Trade Secret Protection.  Employee acknowledges that during Employee’s employment, Employee has had access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, operations, procedures, computer systems, customer information, pricing techniques, methods of doing business, merchandise, marketing plans, pending and/or planned Company transactions, financial and accounting information, policies and practices, employee salary and benefit information and other confidential information (collectively, referred to as “Trade Secrets”) that are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of the Company or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries and/or affiliates.

(a)

All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into Employee’s possession, remain the exclusive property of the Company, and in any event must be promptly delivered to the Company upon Employee’s departure from the Company

(b)

Employee represents and agrees that she has not improperly during her employment disclosed Company Trade Secrets and further agrees that she has not and will not following the Separation Date, directly or indirectly disclose Confidential Information, access the Company’s computer systems, download files or information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company’s computer system.

(c)

Employee agrees that upon receipt of any formal or informal request, requirement, subpoena, process, or other action seeking Employee’s direct or indirect disclosure or production of any Trade Secrets to any entity, agency, tribunal, or person, or in connection with a judicial, administrative or other proceeding, Employee shall promptly and timely notify the Company, and promptly and timely provide a description and, if applicable, hand deliver a copy of such request, requirement, subpoena, process or other action to the Company.  In all such instances, Employee irrevocably nominates and appoints the Company (including any attorney retained by the Company) as Employee’s true and lawful attorney-in-fact to act in Employee’s name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secret.  For purposes of this paragraph 7, this Agreement shall be considered a Trade Secret.

8.Non-Admission.  By entering into this Agreement, the Company does not admit, and specifically denies, any violation of any contract (express or implied), local, state, or federal law, common or statutory. Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by the Company (or any of its agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and Employee acknowledges and understands that all such liability is expressly denied. This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

9.No Knowledge of Violations.  Employee represents and warrants that Employee is not aware of any illegal acts committed by or on behalf of the Company and represents that if Employee is or had been aware of any such conduct that Employee has properly reported the same in accordance with the Company’s policies.  Employee further represents and warrants that Employee is not aware of (a) any violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, or (b) any facts or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state or foreign law of any kind, of which Employee has not previously made the Board of Directors of the Company aware.

10.Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

11.Entire Agreement.  This Agreement constitutes the entire Agreement of the Parties regarding the subject matter hereof, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, express or implied, regarding the subject hereof.  All prior and contemporaneous negotiations and agreements regarding the subject hereof are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by any party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.  The rights under this Agreement may not be assigned by Employee, unless the Company consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

12.Governing Law; Venue.  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions of Texas law, or of any other jurisdiction, except where preempted by federal law. All parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the state and federal courts of the State of Texas and agree and consent that service of process may be made upon them in any proceeding arising out of this Agreement by service of process as provided by Texas law and that any and all disputes arising under or related to this Agreement shall be brought in Dallas County, Texas.

13.No Waiver.  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

14.Important Notice Regarding Release of Claims Under the Age Discrimination in Employment Act of 1967 (“ADEA”):  Without in any way limiting the generality or scope of the Release of Claims set forth in paragraph 1, Employee hereby acknowledges that Employee knowingly and voluntarily enters into this Agreement with the purpose of waiving and releasing any age discrimination claims she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and acknowledges and agrees that:

(a)	This Agreement is written in a manner in which Employee fully understands; Employee specifically waives any rights or claims arising under the ADEA;

(b)	This Agreement does not waive rights or claims under the ADEA that may arise after the date this Agreement is executed;

(c)	The rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;

(d)	Employee has been advised in writing to consult with an attorney prior to executing this Agreement, and has, in fact had an opportunity to do so;

(e)	Employee has been given a period of up to at least twenty-one (21) days, if desired, within which to consider this Agreement;

(f)

Once executed, the Employee has a period of seven (7) days within which she can revoke this Agreement (“Revocation Period”).  If Employee chooses to revoke this Agreement, she must do so in writing, and the revocation must be addressed and delivered to Bridgett Zeterberg, Sr. Vice President and General Counsel, Tuesday Morning, Inc., 6250 LBJ Freeway, Dallas, Texas 75240, email:  bzeterberg@tuesdaymorning.com before the expiration of the seven (7) day revocation period. If Employee delivers the revocation by hand, the revocation will be considered timely if delivered to Bridgett Zeterberg of the Company, at the above address within 7 days of Employee’s execution of this Agreement. If Employee delivers the revocation by mail or email, the revocation will be considered timely if it is mailed or emailed to Bridgett Zeterberg at the above address(es) and postmarked (as to mail) within seven (7) days of Employee’s execution of this Agreement; and

(g)	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this 21-day period.

15.Effective Date.  The “Effective Date” of this Agreement is the date that is eight (8) days following the Revocation Date, so long as Employee has not revoked acceptance of this Agreement before such date.

16.Separate Representation.  By executing this Agreement, Employee also acknowledges that Employee: (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (b) has made Employee’s own investigation of the facts and is relying solely upon Employee’s own knowledge and the advice of Employee’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.  The Parties represent that they have the sole and exclusive right and full capacity to execute this Agreement.

17.Negotiation.  All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

18.Section 409A Compliance.

(a)

Notwithstanding any provisions of this Agreement to the contrary, to the extent (i) any payments to which Employee becomes entitled under this Agreement, constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Employee is deemed at the time of such termination of employment to be a “specified employee” as defined in the applicable Final Treasury Regulations under Section 409A of the Code, or any successor provision thereto, and (iii) at the time of Employee’s separation from service the Company is publicly traded (as defined in Section 409A of the Code) and the provisions of this Section 18(a) otherwise apply to Employee, then such payment or payments shall not be made or commence until the earliest of (x) the expiration of the six-month period measured from the date of Employee’s Termination Date (or, if earlier, the date of death of Employee). Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 18 shall be paid to Employee or Employee’s beneficiary in one lump sum.

(b)

It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Final Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Employee to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

(c)

Notwithstanding any provision of this Agreement to the contrary, if the 28-day period (consisting of the 21-day review period plus the seven day revocation period) described in paragraph 14 of this Agreement commences in one taxable year and ends in another taxable year, the Separation Payment shall be paid beginning on the first regularly scheduled payday in the later taxable year.

(d)

For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate and distinct payment and the right to a series of installment payments under this Agreement shall be treated as the right to a series of separate and distinct payments.

PLEASE READ CAREFULLY. THIS CONFIDENTIAL RELEASE AGREEMENT INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT.

The Parties have signed this Agreement on the dates written by the signatures below, to be effective on the Effective Date.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Bridgett Zeterberg on or before 21 days following Employee’s receipt of this Agreement, then this Agreement will be null and void, and Employee will not be entitled to the Consideration, or any other consideration described in this Agreement.

EXECUTED in Dallas, Texas on this 1st day of February, 2017.

MELISSA PHILLIPS

/s/ Melissa Phillips__________________

EXECUTED in Dallas, Texas on this 1st day of February, 2017.

TUESDAY  MORNING, INC.

By:/s/ Steven R. Becker  ______________

Its: Chief Executive Officer